Exhibit 10.13

Team Health Holdings, LLC

AMENDED AND RESTATED ANNUAL MANAGEMENT INCENTIVE PLAN

1.	Purpose of the Plan

The purpose of the Plan is to enable the Company and its Affiliates to attract, retain, motivate and reward executive officers and key employees by providing them with the opportunity to earn competitive compensation directly linked to the Company’s performance.

2.	Definitions

The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a)	“Administrator” shall mean the Board, the compensation committee of the Board or any other committee of the Board as the Board may designate to act as the Administrator under the Plan.

(b)	“Affiliate” shall mean, with respect to the Company, any entity directly or indirectly controlling, controlled by, or under common control with, the Company or any other entity designated by the Board in which the Company or an Affiliate has an interest.

(c)	“Board” shall mean the “Board” as defined in the Company’s Amended and Restated Limited Liability Company Agreement dated as of November 22,2005, as amended; provided that, following the Conversion, the Board shall mean the Board of Directors of Team Health Holdings, Inc.

(d)	“Change of Control” shall have the meaning set forth in the Company’s 2009 Long Term Stock Incentive Plan.

(e)	“Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor thereto.

(f)	“Company” shall mean Team Health Holdings, LLC; provided that following the Conversion, the Company shall mean Team Health Holdings, Inc.

(g)	“Conversion” shall mean the effective conversion of the Company by the Board from a Delaware limited liability company into a corporation organized under the laws of the state of Delaware.

(h)	“Discretionary Component” shall mean, for any Performance Period, the specific objectives as defined by senior management of the Company and the Administrator and based upon the senior management’s assessment of the Company’s and the Participant’s individual’s performance.

(i)	“Discretionary Component Pool” shall mean, with respect to each Participant, the portion of their Target Annual Bonus for the applicable Performance Period which will be earned based upon achievement of the Discretionary Component for such Performance Period. The foregoing criteria may relate to the Company, one or more of its Subsidiaries or one or more of its divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Administrator shall determine.

(j)	“EBITDA” shall mean earnings before interest, taxes, depreciation and amortization and further adjusted to exclude other non-recurring or non-operating items, subject to adjustment, in the discretion of the Administrator, to reflect any applicable acquisitions, restructured or discontinued operations or other extraordinary or unusual events occurring during the applicable performance period.

(k)	“Financial Performance Component” shall mean, (i) with respect to Performance Periods commencing prior to January 1, 2010, EBITDA targets established by the Administrator and (ii) with respect to Performance Periods commencing on or after January 1, 2010, EBITDA or other performance targets established by the Administrator. The foregoing criteria may relate to the Company, one or more of its Subsidiaries or one or more of its divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Administrator shall determine.

(l)	“Financial Component Pool” shall mean, with respect to each Participant, the portion of their Target Annual Bonus for the applicable Performance Period which will be earned based upon achievement of the Financial Performance Component for such Performance Period.

(m)	“Participant” shall mean each executive officer of the Company and other key employee of the Company or an Affiliate whom the Administrator designates as a participant under the Plan.

(n)	“Performance Period” shall mean each fiscal year of the Company.

(o)	“Person” shall mean a “person”, as such term is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (or any successor section thereto).

(p)	“Plan” shall mean the Team Health Holdings, LLC Amended and Restated Annual Management Incentive Plan as set forth herein and as may be amended from time to time.

(q)	“Subsidiary” shall mean a subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto).

(r)	“Target Annual Bonus” shall mean, with respect to any Participant, their aggregate target annual bonus opportunity with respect to a Performance Period expressed as a percentage of their base salary as in effect on the first day of the applicable Performance Period.

3.	Administration

The Plan shall be administered and interpreted by the Administrator. The Administrator shall establish the performance objectives for any Performance Period in accordance with Section 4 and certify whether and to what extent such performance objectives have been obtained. Any determination made by the Administrator under the Plan shall be final and conclusive. The Administrator may employ such legal counsel, consultants and agents (including counsel or agents who are employees of the Company or an Affiliate) as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant or agent and any computation received from such consultant or agent. All expenses incurred in the administration of the Plan, including, without limitation, for the engagement of any counsel, consultant or agent, shall be paid by the Company. No member or former member of the Board or the Administrator shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan other than as a result of such individual’s willful misconduct.

4.	Bonuses

(a)	Performance Criteria.

(i) In the beginning of each Performance Period (and generally within the first 90 days of each fiscal year), the Administrator shall establish the Financial Performance Component and Discretionary Component that will be applicable to Participant bonus opportunities with respect to such Performance Period. The terms and conditions of the Financial Performance Component and Discretionary Components established by the Administrator and the Administrator’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not the Participants are similarly situated.)

(ii) The Financial Performance Component for each Performance Period will contain threshold, target and maximum achievement levels which can increase or decrease the potential payments under the Financial Performance Component Pool. Except as otherwise determined by the Administrator, the threshold level of achievement will reflect actual Financial Performance Component result, as further adjusted for other selected items equal to 95% of the annual Financial Performance Component target, and the maximum level of achievement will reflect actual Financial Performance Component result equal to or above 110% of the annual Financial Performance Component target. Subject to Section 4(d), no payment will be made under the Financial Performance Component if the threshold level of achievement is not achieved, and no additional amount will be paid under the Financial Performance Component if greater than the maximum level of achievement is achieved. Except as otherwise determined by the Administrator, the threshold level of achievement, a Participant’s bonus payment will be equal to 50% of his or her potential Financial Performance Component Pool, and at the maximum level of achievement, a Participant’s bonus payment will be equal to 200% of his or her Financial Performance Component Pool. Actual results that fall between the threshold and maximum will be adjusted on a linear basis.

(iii) The Discretionary Component for each Performance Period will be subject to the discretion of the Administrator after considering the individual executive officers’ achievement of specific objectives as defined by the Administrator after consultation with senior management, as well as the Administrator’s and senior management’s assessment of the Company’s past and future performance, including, but not limited to, operational performance during the Performance Period and the position of the Company for the achievement of acceptable earnings growth in the subsequent year. The specific objectives defined by the Administrator after consultation with senior management may vary from Performance Period to Performance Period and from one Participant to another and may be given different weightings, but they will generally relate to operational improvements that are within the individual Participant’s area of responsibility, the Company’s strategic goals and enhancement of the Participant’s leadership and management skills. These objectives will typically be qualitative objectives, and the Administrator shall apply its business judgment in assessing the extent to which the individual Participants met their objectives.

(b)	Target Incentive Bonuses. In the beginning of each Performance Period (and generally within the first 90 days of each fiscal year), the Administrator shall establish the Target Annual Bonus for each Participant with respect to the applicable Performance Period as well as the determination of what percentage of such Target Annual Bonus will be allocated to the Participant’s Financial Component Pool and Discretionary Component Pool for such Performance Period.

(c)

Maximum Amount Payable. As soon as practicable after a Performance Period ends, the Administrator shall determine (i) whether and to what extent any of the performance objectives established for the relevant Performance Period under Section 4(a) with respect to both the Financial

Performance Component and Discretionary Performance Component have been satisfied, and (ii) for each Participant who is employed by the Company or one of its Affiliates on the last day of the Performance Period for which a bonus is payable, the actual bonus to which such Participant shall be entitled, taking into consideration the extent to which the performance objectives have been met and such other factors as the Administrator may deem appropriate. Any provision of this Plan notwithstanding, in no event shall any Participant receive a bonus under this Plan in respect of any fiscal year of the Company in excess of $2 million.

(d)	Negative Discretion/Waiver. Notwithstanding anything else contained in Section 4 to the contrary, the Administrator shall have the right, in its absolute discretion, (i) to reduce or eliminate the amount otherwise payable to any Participant under Section 4(a)(iii) based on individual performance or any other factors that the Administrator, in its discretion, shall deem appropriate, (ii) to establish rules or procedures in the beginning of each Performance Period (and generally within the first 90 days of each fiscal year) that have the effect of limiting the amount payable to each Participant to an amount that is less than the maximum amount otherwise authorized under Section 4(c), and (iii) with respect to Performance Periods commencing January 1, 2010 and thereafter, to waive any applicable performance goals for any Participant or group of Participants under the Plan and pay the amount that would otherwise have become payable had the applicable performance goals been achieved, in whole or in part.

(e)	Termination of Employment. Unless otherwise determined by the Administrator or as specified in the Participant’s employment agreement with the Company or any of its Affiliates, a Participant shall not be entitled to the payment of any bonuses hereunder with respect to a Performance Period in the event of the termination of the Participant’s employment with the Company and its Affiliates for any reason prior to the last day of the applicable Performance Period.

(f)	Change of Control. In the event of a Change of Control, the Board (as constituted immediately prior to the Change of Control) shall, in its sole discretion, determine whether and to what extent the performance criteria have been met or shall be deemed to have been met for the year in which the Change of Control occurs.

5.	Payment

(a)

In General. Except as otherwise provided hereunder, payment of any bonus amount determined under Section 4 shall be made to each Participant as soon as practicable after the Administrator certifies that one or more of the applicable performance objectives have been attained or, in the case of any bonus payable under the provisions of Section 4(d), after the Administrator determines the amount of any such bonus; but in any event, no later than two and one-half months (2 1/2 months) following the end of the Performance Period to which such bonus relates.

(b)	Form of Payment. All bonuses hereunder shall be paid in cash.

6.	General Provisions

(a)	Effectiveness of the Plan. The Plan shall become effective on the date on which it is adopted by the Board (the “Effective Date”). The Plan shall expire on the tenth anniversary of the Effective Date.

(b)	Amendment and Termination. The Board or the Administrator may at any time amend, suspend, discontinue or terminate the Plan; provided, however, that no such amendment, suspension, discontinuance or termination shall adversely affect any then existing rights of any Participant in respect of any Performance Period that has already commenced.

(c)	Designation of Beneficiary. Each Participant may designate a beneficiary or beneficiaries (which beneficiary may be an entity other than a natural Person) to receive any payments which may be made following the Participant’s death. Such designation may be changed or canceled at any time without the consent of any such beneficiary. Any such designation, change or cancellation must be made in a form approved by the Administrator and shall not be effective until received by the Administrator. If no beneficiary has been named, or the designated beneficiary or beneficiaries shall have predeceased the Participant, the beneficiary shall be the Participant’s spouse or, if no spouse survives the Participant, the Participant’s estate. If a Participant designates more than one beneficiary, the rights of such beneficiaries shall be payable in equal shares, unless the Participant has designated otherwise.

(d)	No Right to Continued Employment or Awards. Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in the employment of the Company or any of its Affiliates. There is no obligation for uniformity of treatment of Participants or beneficiaries. The terms and conditions of awards and the Administrator’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not the Participants are similarly situated).

(e)	No Limitation on Corporate Actions. Nothing contained in the Plan shall be construed to prevent the Company or any Affiliate from taking any corporate action which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on any awards made under the Plan. No employee, beneficiary or other person shall have any claim against the Company or any Affiliate as a result of any such action.

(f)	Nonalienation of Benefits. Except as expressly provided herein, no Participant or beneficiary shall have the power or right to transfer, anticipate, or otherwise encumber the Participant’s interest under the Plan. The Company’s obligations under this Plan are not assignable or transferable except to (i) a corporation which acquires all or substantially all of the Company’s assets, or (ii) any corporation into which the Company may be merged or consolidated. The provisions of the Plan shall inure to the benefit of each Participant and the Participant’s beneficiaries, heirs, executors, administrators or successors in interest.

(g)	Withholding. A Participant may be required to pay to the Company or any Affiliate and the Company or any Affiliate shall have the right and is hereby authorized to withhold from any payment due under this Plan or from any compensation or other amount owing to the Participant, applicable withholding taxes with respect to any payment under this Plan and to take such action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such withholding taxes.

(h)	Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

(i)	Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Tennessee without regard to conflicts of laws.

(j)	Headings. Headings are inserted in this Plan for convenience of reference only and are to be ignored in a construction of the provisions of the Plan.